                                                                  EXHIBIT 12




                             DELTA AIR LINES, INC.
                                  STATEMENT
                           REGARDING COMPUTATION OF
                          RATIO OF EARNINGS TO FIXED
                                   CHARGES
                          (In Millions except ratios)

                                               Nine Months     Nine Months
                                                  Ended           Ended
                                                 March 31,       March 31,
                                                   1996            1995
                                             -------------    -------------
Earnings
(before cumulative effect
 of acounting change):
     Income (loss)                               $   (6)        $    43

Add (deduct):
     Income tax provision                            19              45
     Fixed charges                                  446             502
     Interest capitalized                           (20)            (23)
     Interest offset on
        Guaranteed Serial                            (2)             (3)
        ESOP Notes
                                                 ------          ------

Earnings as adjusted                             $  437          $  564
                                                 ======          ======

Fixed charges:
     Interest expense                            $  204          $  220
     1/3 of rentals                                 240             279
     Additional interest on
        Guaranteed Serial
        ESOP Notes                                    2               3
                                                 ------          ------

Total fixed charges                              $  446          $  502
                                                 ======          ======


Ratio of earnings to fixed charges                    -            1.12

- ----------------------------------------------

Earnings for the nine months ended March 31, 1996 were inadequate to cover fixed charges. Additional earnings of $9 million would have been necessary to bring the ratio to 1.0.